Exhibit 99.1

Coach Reports Second Quarter Earnings Per Share of $1.23

NEW YORK--(BUSINESS WIRE)--January 23, 2013--Coach, Inc. (NYSE: COH, SEHK: 6388), a leading marketer of modern classic American accessories, today announced sales of $1.50 billion for its second fiscal quarter ended December 29, 2012, compared with $1.45 billion reported in the same period of the prior year, an increase of 4%. On a constant currency basis sales rose 5% for the quarter. Net income for the period totaled $353 million, with earnings per diluted share of $1.23. This compared to net income of $347 million and earnings per diluted share of $1.18 in the prior year’s second quarter, increases of 2% and 5%, respectively.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc. said, “During the holiday quarter we drove modest growth and continued to gain overall traction on our key strategies. We posted strong international results, leveraged the Men’s opportunity globally and strengthened our digital capabilities. However, we were disappointed by our performance in North America, where the holiday season proved challenging. Most broadly, the consumer was impacted by a muted macroeconomic environment, while in the Women’s handbag category competition intensified and promotional activity increased. Importantly, we maintained our pricing strategies despite the retail climate, protecting our brand proposition.”

“Over the last decade we have built Coach into a leading international accessories company with a loyal and highly engaged consumer franchise. Our customers recognize the Coach brand for its authenticity, innovation and relevance. We’re now transforming Coach into a global lifestyle brand, anchored in accessories. We’ve been strengthening our teams to enhance and build out the Coach experience through product, retail environments and integrated marketing communications. This comprehensive approach will continue to add excitement and cachet to the brand.”

For the second fiscal quarter, operating income totaled $527 million, up 5% from the $501 million reported on a GAAP basis in the comparable year ago period, while the operating margin was 35.0% versus 34.6% reported in the prior year. During the quarter, gross profit increased 4% to $1.09 billion from $1.05 billion a year ago. Gross margin remained strong at 72.2%, even with the prior year. SG&A expenses as a percentage of net sales was 37.2%, compared to the 37.6% reported in the year-ago quarter.

During the year-ago quarter, the company recorded certain items which yielded a substantially lower tax rate decreasing Coach’s provision for taxes. As a result, it made charitable contributions which precisely offset the benefit of the tax settlement to net income and earnings per share. Therefore, on a non-GAAP basis, excluding these items, operating income for the prior year’s second quarter was $521 million with a 36.0% operating margin and the SG&A expense ratio was 36.2%. The increase in the SG&A expense ratio compared to prior year on a non-GAAP basis reflected the acquisition of retail businesses in Asia.

The company also announced that during the second fiscal quarter, it repurchased and retired nearly four million shares of its common stock at an average cost of $56.63, spending a total of $225 million and taking the year-to-date total to $400 million. At the end of the period, approximately $1.4 billion remained under the company’s current repurchase authorization.

For the six months ended December 29, 2012, net sales were $2.67 billion, up 7% from the $2.50 billion reported in the first six months of fiscal 2012. Net income totaled $574 million, up 2% from the $562 million reported a year ago, while earnings per share rose 5% to $2.00 from $1.90.

Second fiscal quarter sales results in each of Coach’s primary channels of distribution were as follows:

  Total North American sales increased 1%, to $1.08 billion from $1.07 billion last year. North American direct sales rose 2% for the quarter with comparable store sales down 2%. At POS, sales in North American department stores were modestly below prior year while shipments into this channel declined.
  International sales increased 12% to $411 million from $368 million last year. China results continued very strong, with total sales growing 40% and comparable store sales rising at a double-digit rate. Shipments into international wholesale accounts declined modestly, while underlying POS sales trends remained robust. In Japan, sales declined 2% on a constant-currency basis, while dollar sales were 7% below the prior year, reflecting the weaker yen.

During the second quarter of fiscal 2013, in North America, the company opened two retail locations - including the first company operated concession in Macy’s Herald Square – as well as 15 factory stores including four Men’s factory stores. This brought the total to 356 retail stores and 189 factory stores as of December 29, 2012. In China, 13 new locations were opened during the quarter, all on the mainland, bringing the total to 117. In Japan, Coach opened five net locations taking the total to 193 at the end of the quarter. In addition, at quarter-end, the company operated seven locations in Singapore, 27 in Taiwan, 10 in Malaysia and 48 in Korea.

Mr. Frankfort continued, “Our international growth remained robust, led by China, which is on course to generate at least $400 million in sales this year. In addition, we’re pleased with the growth of our Men’s business, which is on track to generate sales of over $600 million globally in FY13, up about 50%.”

“Looking ahead, we’re confident in our ability to address the near-term challenges in North America while leveraging the global opportunity, as we continue to evolve the Coach brand,” Mr. Frankfort concluded.

Coach will host a conference call to review second fiscal quarter results at 8:30 a.m. (ET) today, January 23, 2013. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, men’s bags, women’s and men’s small leathergoods, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," “ahead,” "estimate," "on track," “on course,” "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Six Months Ended December 29, 2012 and December 31, 2011
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011

Net sales	$1,503,774	$1,448,649	$2,665,124	$2,499,008

Cost of sales	418,392	403,438	734,574	689,144

Gross profit	1,085,382	1,045,211	1,930,550	1,809,864

Selling, general and
administrative expenses	558,805	544,310	1,072,256	986,997

Operating income	526,577	500,901	858,294	822,867

Interest income (expense), net	266	(16)	302	98

Other expense	(1,505)	(1,755)	(3,577)	(3,231)

Income before provision for income taxes	525,338	499,130	855,019	819,734

Provision for income taxes	172,574	151,635	280,874	257,256

Net income	$352,764	$347,495	$574,145	$562,478

Net income per share

Basic	$1.25	$1.20	$2.02	$1.94

Diluted	$1.23	$1.18	$2.00	$1.90

Shares used in computing
net income per share

Basic	282,693	289,812	283,630	289,578

Diluted	286,223	295,509	287,358	295,572

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended December 29, 2012 and December 31, 2011
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED
	December 29, 2012	December 31, 2011
	GAAP Basis	GAAP Basis	Tax	Charitable	Non-GAAP Basis
	(As Reported)	(As Reported)	Adjustment	Contribution	(Excluding Items)

Selling, general and
administrative expenses	$558,805	$544,310	$-	$20,270	$524,040

Operating income	$526,577	$500,901	$-	$(20,270)	$521,171

Income before provision for income taxes	$525,338	$499,130	$-	$(20,270)	$519,400

Provision for income taxes	$172,574	$151,635	$(12,365)	$(7,905)	$171,905

Net income	$352,764	$347,495	$12,365	$(12,365)	$347,495

Diluted Net income per share	$1.23	$1.18	$0.04	$(0.04)	$1.18

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Six Months Ended December 29, 2012 and December 31, 2011
(in thousands, except per share data)
(unaudited)

	SIX MONTHS ENDED
	December 29, 2012	December 31, 2011
	GAAP Basis	GAAP Basis	Tax	Charitable	Non-GAAP Basis
	(As Reported)	(As Reported)	Adjustment	Contribution	(Excluding Items)

Selling, general and
administrative expenses	$1,072,256	$986,997	$-	$20,270	$966,727

Operating income	$858,294	$822,867	$-	$(20,270)	$843,137

Income before provision for income taxes	$855,019	$819,734	$-	$(20,270)	$840,004

Provision for income taxes	$280,874	$257,256	$(12,365)	$(7,905)	$277,526

Net income	$574,145	$562,478	$12,365	$(12,365)	$562,478

Diluted Net income per share	$2.00	$1.90	$0.04	$(0.04)	$1.90

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 29, 2012, June 30, 2012 and December 31, 2011
(in thousands)
(unaudited)

	December 29,	June 30,	December 31,
	2012	2012	2011
ASSETS

Cash, cash equivalents and short term investments	$858,657	$917,215	$1,085,595
Receivables	223,041	174,462	212,041
Inventories	493,659	504,490	429,031
Other current assets	273,010	208,361	169,339

Total current assets	1,848,367	1,804,528	1,896,006

Property and equipment, net	701,273	644,449	595,829
Other noncurrent assets	729,789	655,344	609,050

Total assets	$3,279,429	$3,104,321	$3,100,885

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$152,571	$155,387	$136,731
Accrued liabilities	594,140	540,398	673,461
Current portion of long-term debt	22,225	22,375	804

Total current liabilities	768,936	718,160	810,996

Long-term debt	485	985	23,165
Other liabilities	427,676	392,245	397,998

Stockholders' equity	2,082,332	1,992,931	1,868,726

Total liabilities and stockholders' equity	$3,279,429	$3,104,321	$3,100,885

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications